Exhibit (p)(4)

METLIFE SECURITIES, INC.

INVESTMENT ADVISER

CODE OF ETHICS

Adopted: February 1, 2005

This is the Investment Adviser Code of Ethics (the “Code”) of MetLife Securities, Inc., (the “Firm”). The Firm, an SEC-registered investment adviser, has investment management responsibilities for various clients. This Code should be read in conjunction with the Firm’s Investment Adviser Compliance Manual (the “Manual”), including the Insider Trading Policy contained therein.

Statement of General Principals

The Firm is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for the Firm or its personnel to (i) use for their own benefit (or the benefit of anyone other than the client) information about the Firm’s trading or recommendations for client accounts; or (ii) take advantage of investment opportunities that would otherwise be available to the Firm’s clients.

Also, as a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community.

The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code.

The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. Improper trading activity can constitute a violation of this Code. However, you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning Securities holdings or transactions. Your conduct can be found to violate this Code even if no client has been harmed by your conduct.

Definitions

The following terms have special meanings in this Code of Ethics, regardless of whether such terms are capitalized:

Access Person includes:

any Supervised Person1 who:

has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client that the Firm or its control affiliates manage; or

is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic;

every member of the Firm’s board;

[1].	“Supervised Persons” include: directors and officers of the Firm (or other persons occupying a similar status or performing similar functions); employees of the Firm; and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control.

every officer of the Firm; and

any other persons designated by the Chief Compliance Officer.

For purposes of the Firm’s business, this definition generally includes investment adviser representatives, members of management and administrative staff with access to Pershing systems (i.e., NetExchangePro) and/or Investment Tracker, Firm officers and board members.

A person has Beneficial Ownership in a Security in which he or she has, directly or indirectly, an opportunity to profit or share in any profit derived from a transaction in such Security. A person also has Beneficial Ownership in the Securities owned by an entity that the person controls. This definition is very broad. For example, a person would be deemed to have Beneficial Ownership in the following:

Securities held by the person for his/her own benefit, regardless of the form in which held (e.g., individual and joint accounts in the person’s name);

Securities held by others for the person’s benefit (e.g., Securities held by a custodian, broker-dealer, bank, relative, executive or administrator);

Securities that the person holds for the benefit of a Family/Household member;

Securities held by a trust of which the person is the trustee, if the person or a member of his or her Family/Household are a beneficiary;

Securities held by a revokable trust of which the person is the grantor; and

Securities in the person’s individual retirement account or 401(k) plan.

Chief Compliance Officer means the Chief Compliance Officer of the Firm and/or his designee.

Compliance Department means MetLife’s Corporate Ethics and Compliance Department.

Members of your Family/Household include:

your spouse (unless the two of you do not live together and you do not contribute in any way to his or her support);

your children under the age of 18; and

your children who are 18 or older and other relatives, if they live with you.

This Code, and the forms required to be filed hereunder, cover Securities holdings and transactions in which you or members of your Family/Household have Beneficial Ownership. The SEC regards any benefit to a person that you help support financially as an indirect benefit to you, because it could reduce the amount that you might otherwise contribute to that person’s support. Members of your

Family/Household are also covered because there is a risk that, because of their proximity to you, they could gain access to information regarding the Firm’s trading or recommendations for client accounts and exploit it for personal gain.

An investment advisory representative is an Investment Person if:

he or she is Series 7 registered;

he or she is permitted to sell general securities in an advisory product; and

he or she (and not a third party manager) is making the day-to-day buy and sell recommendations for (“managing”) the general securities held within an investment advisory account).

Manager means the Managing Director for each branch office.

Security means anything that is considered a “security” under the Investment Advisers Act of 1940, including, but not limited to, stocks, bonds, mutual funds, variable life insurance and variable annuities. This is a very broad definition of “security” that covers most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

options on securities, indexes and currencies;

investments in all kinds of limited partnerships;

investments in foreign unit trusts and foreign mutual funds; and

investments in private investment funds, hedge funds and investment clubs.

Transaction Restrictions

Private Placement Preclearance. Neither you nor any member of your Family/Household may acquire or dispose of Beneficial Ownership in any Security in a private placement, unless you (for yourself or on behalf of your Family/Household member) obtain, in advance of the transaction, preclearance for that transaction from your Manager and the Chief Compliance Officer. Preclearance requests and grants must be made via e-mail.

Your Manager or the Chief Compliance Officer may revoke a preclearance any time after it is granted and before you execute the transaction. The Manager or the Chief Compliance Officer may deny or revoke preclearance for any reason.

Initial Public Offerings Prohibition. Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any Covered Security in an initial public offering.

Gifts to or from Brokers or Clients

Neither you nor any member of your Family/Household may accept or receive on his or her own behalf or on behalf of the Firm any gift or other accommodations from a vendor, broker, Securities salesman, client or prospective client (a “business contact”) that might create a conflict of interest or interfere with the impartial discharge of that person’s responsibilities to the Firm or its clients or place the recipient or the Firm in a difficult or embarrassing position.

Neither you nor any member of your Family/Household may, personally or on behalf of the Firm, give any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.

In no event should gifts to or from any one business contact have an aggregate value that exceeds the annual limitation on the dollar value of gifts established by the Compliance Department from time to time (currently $100).

These policies are not intended to prohibit normal (de minimis) business entertainment, such as an occasional lunch or dinner or tickets to an athletic event or theatrical performance. If you are unsure whether accepting a gift or other accommodation would violate the Code, ask your Manager or the Compliance Department.

Service on the Board or as an Officer of Another Company. To avoid conflicts of interest, inside information and other compliance and business issues, you may not serve as an officer or board member of any other entity, except with the advance written approval of the Firm. Approval must be obtained through the Chief Compliance Officer, and may require consideration by senior officers or the board of the Firm. The Firm can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of the Firm.

Reporting Requirements

One of the most complicated parts of complying with this Code is understanding what Securities holdings and transactions you must report. For example, you must report Securities holdings and transactions of certain members of your family or household, as well as certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what Securities holdings and transactions to report, it is essential that you carefully review the definitions of Family/Household and Beneficial Ownership in the “Definitions” section at the beginning of this Code.

The reports and certifications described below require you to list information regarding certain Securities holdings and transactions, if any.

Initial Holdings Report and Certification. You must complete and submit this form to your Manager no later than 10 days after you become an Access Person. The form includes two parts:

Code of Ethics and Investment Adviser Compliance Manual Certification. You must certify that you have read and understand the Manual and the Code, complied with their requirements, and understand that the Code applies to you and all securities in which you or a member of your Family/Household have Beneficial Ownership.

Reporting of Initial Holdings. You must report any Security in which you or a member of your Family/Household have Beneficial Ownership as of the date you became an Access Person. The information may be listed directly on the form itself or a monthly/quarterly statement with the same information may be attached to the form. This requirement does not apply to Securities held in a Securities account maintained at the Firm; you may simply provide the relevant account number for such Securities. Even if you do not list your holdings, or you have no holdings to report, you must still complete and submit the form.

Quarterly Transaction Report and Certification. You must complete and submit this form to your Manager within 30 days of the end of each quarter (i.e., April 30, July 30, October 30 and January 30). The form includes two parts:

Code of Ethics and Investment Adviser Compliance Manual Certification. You must certify that you have complied with the requirements of the Manual and the Code during the prior quarter.

Reporting of Transactions. You must list any transaction in a Security in which you or a Family/Household member has or had Beneficial Ownership as of the most recently completed calendar quarter. The information may be listed directly on the form itself or a monthly/quarterly statement with the same information may be attached to the form. This requirement does not apply to transactions in Securities held in an account maintained at the Firm; you may simply provide the relevant account number for such transactions. Even if you do not list your transactions, or you have no transactions to list, you must still complete and submit the form.

Annual Holdings Report and Certification. You must complete and submit this form to your Manager no later than February 1st of each year, beginning in 2006. The Initial Holdings Report and Certification Form includes two parts:

Code of Ethics and Investment Adviser Compliance Manual Certification. You must certify that you have read and understand the Manual and the Code, complied with their requirements, and understand that the Code applies to you and all securities in which you or a member of your Family/Household have Beneficial Ownership.

Reporting of Annual Holdings. You must report any Security in which you or a member of your Family/Household have Beneficial Ownership as of December 31 of the most recently completed calendar year. The information may be provided directly on the form itself or a monthly/quarterly statement with the same information may be attached to the form. This requirement does not apply to Securities held in a Securities account maintained at the Firm; you may simply provide the relevant account number for such Securities. Even if you do not list your holdings, or you have no holdings to report, you must still complete and submit the form.

Note:	You do not need to report Securities holdings or transactions involving direct business mutual fund accounts, variable annuity accounts, variable life insurance policies, or 401(k) plan accounts, if not held in a brokerage or other similar account where stocks, bonds and other general securities can be held in any of the forms described above. If your 401(k) plan is held in an account at the firm, simply list the account number on the form.

Restrictions Applicable Only to Investment Persons

Investment Persons will be required to move all of their Securities accounts, including those accounts of their Family/Household, to an account at the Firm.

The Chief Compliance Officer may permit exceptions to this requirement in his/her discretion based on a consideration of the facts and circumstances in each case. An Investment Person seeking an exception to this policy must submit a written request to the Chief Compliance Officer explaining the reasons therefor. Any exceptions granted must be made in writing. Generally, such exceptions will only be made where the account cannot be transferred to the Firm due to a similar restriction imposed by another firm, i.e., if an Investment Person’s spouse is employed by a broker/dealer, investment adviser or bank and is required in that connection to maintain his/her personal securities in an account with his/her own employer.

If an exception is made, the Securities holdings and transactions reporting requirements described above will still apply. In addition, the Investment Person must direct his or her broker, adviser or trustee, as the case may be, to supply his or her Manager and/or the Compliance Department, on a timely basis, with copies of confirmations of all Securities transactions in which the Investment Person or a Family/Household member has Beneficial Ownership.

An Investment Person (including his or her Family/Household members) may not conduct a transaction with respect to a security within three (3) days before or after a client account managed by the Investment Person trades in that security, unless the market capitalization of the relevant issuer is greater than $1 billion. Under no circumstances may an Investment Person conduct a transaction with respect to a security on the same day as a client account managed by the Investment Person trades in that security.

Monitoring of Trades. The Chief Compliance Officer will monitor an Investment Person’s personal trading in comparison with trading that occurs in his or her client account(s). If it is determined in the course of such monitoring that an Investment Person has violated the Code, he or she will be disciplined accordingly and appropriate remedial action will be taken with respect to the account(s).

Cancellation of Trades. The head of the Trading Department or the Manager, each in consultation with the Chief Compliance Officer, or the Chief Compliance Officer acting alone, may require the cancellation or reversal of any transaction (either individual or aggregate) by an Investment Person, involving securities held in (i) a personal account of the Investment Person or a Family/Household member or (ii) a client account managed by the Investment Person if it is determined that the transaction is or was in actual or apparent conflict with any client transaction or any of the trading restrictions of this Code. Cancellations or reversals of transactions may be required after an extended period past the settlement date. The head of the Trading Department, in consultation with the Chief Compliance Officer, may also prevent the execution of a trade order if it appears that the trade may have to be canceled or reversed.

Any determination that a transaction by an Investment Person is in actual or apparent conflict with a client transaction will be based on pertinent facts and circumstances and may include questions about timely and adequate dissemination of information and the availability of bids and offers.

Recordkeeping

The Firm is required to maintain the following records in a readily accessible place:

a copy of each Code that has been in effect at any time during the past five years;

a record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

a record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an Access Person (these records must be kept for five years after the individual ceases to be an Access Person);

holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports;

a list of the names of persons who are currently, or within the past five years were, Access Persons;

a record of any decision and supporting reasons for preclearing the acquisition or disposal of Securities by Access Persons in private placements for at least five years after the end of the fiscal year in which approval was granted; and

any decisions that grant employees or Access Persons a waiver from or exception to the Code.

Confidentiality

Information concerning the identity of Securities holdings and financial circumstances of the Firm’s clients is confidential. The Firm will keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s Securities holdings, and advice furnished to the client by the Firm.

Access Persons’ Duties. In addition to the Firm’s insider trading procedures, Access Persons are prohibited from disclosing to persons outside the firm any material nonpublic information about any client, Securities transactions effected by the Firm on behalf of a client, information about contemplated Securities transactions, or information regarding the Firm’s trading strategies, except as required to effectuate Securities transactions on behalf of a client or for other legitimate business purposes.

Internal Walls. Access Persons are prohibited from disclosing nonpublic information concerning clients or Securities transactions to non-Access Persons within the firm. Access Persons are prohibited from sharing information with persons employed by entities that are affiliated with the Firm, except for legitimate business purposes.

Physical Security. Access Persons must ensure that files containing material nonpublic information are sealed and access to computer files containing such information restricted.

Regulation S-P. Access Persons must comply with the Firm’s Privacy Policy, as set forth in the Firm’s Compliance Manual. However, whereas the Privacy Policy was created pursuant to Regulation S-P, which pertains only to natural persons and to personal information, the Firm’s fiduciary duty to keep client information confidential extends to all of the Firm’s clients and information.

Violations of the Code

If you learn of a violation of the letter or the spirit of the Code, you must report the violation promptly to the Chief Compliance Officer. If you violate the Code, you may be subject to penalties including, but not limited to, a requirement to cancel trades, disgorge profits or sell positions at a loss, internal reprimands, warnings, suspension, demotion, reduction of compensation, fines, or termination of employment or engagement, in the discretion of the Chief Compliance Officer, based on the facts and circumstances of the violation. Violations may also result in referral to criminal, civil or regulatory authorities where appropriate.

Please bear in mind, however, that we cannot rely solely on remedial measures to manage the considerable legal, regulatory, financial and reputational risks, borne by Access Persons individually and the Firm as a whole, of actual or even apparent violations of the Code, in letter or in spirit. Instead, we must work proactively to advance the Firm’s culture of compliance, preventing such violations through education and diligence.

Exceptions

Exceptions to the requirements of the Code shall rarely, if ever, be granted. However, the Chief Compliance Officer shall have the authority to grant exceptions on a case-by-case basis.